EXHIBIT 99.1

First Capital, Inc. Reports Second Quarter Earnings Increase

CORYDON, Ind., July 29, 2016 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.8 million or $0.53 per diluted share for the quarter ended June 30, 2016, compared to $1.2 million or $0.45 per diluted share for the same period in 2015.  The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expenses.

As previously announced, on December 4, 2015, the Company completed its acquisition of Peoples Bancorp, Inc. of Bullitt County and its wholly-owned bank subsidiary Peoples Bank of Bullitt County (collectively, “Peoples”), headquartered in Shepherdsville, Kentucky.  As part of the acquisition, the Company acquired total assets with a fair value of $240 million, assumed liabilities with a fair value of $211 million and issued 580,017 shares of Company common stock.

Net interest income after provision for loan losses increased $1.4 million for the quarter ended June 30, 2016 as compared to the quarter ended June 30, 2015. Interest income increased $1.7 million when comparing the two periods due to an increase in the average balance of interest-earning assets from $446.5 million for the second quarter of 2015 to $690.9 million for the second quarter of 2016.  This increase was partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 4.22% for the second quarter 2015 to 3.74% for the second quarter 2016.  Both the increase in the average balance of interest-earning assets and the decrease in the average tax-equivalent yield for the second quarter of 2016 are primarily attributable to the Peoples acquisition.  Through the acquisition of Peoples, the Company acquired loans, investment securities, interest-bearing deposits with banks and federal funds sold with a fair value of approximately $56 million, $132 million, $5 million and $28 million, respectively.  The high concentration of investment securities, interest-bearing deposits with banks and federal funds sold, which generally provide a lower yield than loans, led to a decrease in the overall tax-equivalent yield on interest-earning assets for the second quarter 2016.  Interest expense increased $217,000 when comparing the periods as the average cost and average balance of interest-bearing liabilities increased from 0.28% to 0.34% and from $348.4 million to $536.3 million, respectively.  These changes were also primarily attributable to the Peoples acquisition, with the Company assuming deposit liabilities with a fair value of approximately $209 million.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 3.94% for the quarter ended June 30, 2015 to 3.40% for the same period in 2016.

The provision for loan losses was $150,000 for the quarter ended June 30, 2016, compared to $50,000 for the same period in 2015, based on management’s analysis of the allowance for loan losses.  The Bank recognized net charge-offs of $280,000 for the quarter ended June 30, 2016 compared to $85,000 for the same period in 2015.

Noninterest income increased $401,000 for the quarter ended June 30, 2016 as compared to the same period in 2015 primarily due to increases in gains on the sale of securities, service charges on deposit accounts and gains on the sale of loans.  Service charges on deposit accounts increased $142,000 when comparing the two periods primarily due to fees earned on the acquired Peoples accounts.

Noninterest expenses increased $1.1 million for the quarter ended June 30, 2016 as compared to the same period in 2015, due primarily to the increased expenses associated with operating the five offices acquired from Peoples.  Compensation and benefits expense increased $649,000 when comparing the two periods due to normal salary increases and the retained Peoples personnel.  Other operating expense and data processing expense also increased $339,000 and $191,000, respectively, when comparing the two periods.

For the six months ended June 30, 2016, the Company reported net income of $3.4 million or $1.01 per diluted share compared to net income of $2.7 million or $0.98 per diluted share for the same period in 2015.

Net interest income after provision for loan losses increased $2.9 million for the six months ended June 30, 2016 compared to the same period in 2015.  Interest income increased $3.6 million when comparing the two periods, due to an increase in the average balance of interest-earning assets from $439.8 million for 2015 to $681.1 million for 2016, partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 4.26% for 2015 to 3.80% for 2016.  Interest expense increased $474,000 as the average balance and average cost of interest-bearing liabilities increased from $342.9 million and 0.28%, respectively, in 2015 to $525.2 million and 0.36%, respectively, in 2016. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 3.98% for the six months ended June 30, 2015 to 3.44% for the same period in 2016.

The provision for loan losses was $225,000 for the six months ended June 30, 2016 compared to $50,000 for the same period in 2015.  The Bank recognized net charge-offs of $451,000 for the six months ended June 30, 2016 compared to $1.3 million for the same period in 2015.  The net charge-offs recognized in the 2015 period primarily related to a $1.2 million charge-off on a commercial loan that had been fully reserved for in prior periods.

Noninterest income increased $405,000 for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015.  The increase was primarily due to increases in service charges on deposit accounts and gains on the sale of securities of $292,000 and $176,000, respectively, when comparing the two periods.

Noninterest expenses increased $2.4 million for the six months ended June 30, 2016 as compared to the same period in 2015, primarily due to increases in compensation and benefit expense of $1.4 million, other operating expense of $699,000, data processing expense of $304,000 and occupancy and equipment expense of $152,000 when comparing the two periods.  As discussed above, each of these increases are primarily attributable to the Peoples acquisition.

Total assets as of June 30, 2016 were $739.3 million compared to $715.8 million at December 31, 2015.  Investment securities and net loans receivable increased $62.9 million and $3.0 million, respectively, which was partially offset by a decrease in cash and cash equivalents of $38.6 million.  Investment securities increased due to management investing excess liquidity obtained in the Peoples acquisition primarily in government agency mortgage-backed securities.  Deposits also increased $20.3 million primarily due to increases in interest-bearing demand and savings deposits during the six months ended June 30, 2016.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $11.2 million at December 31, 2015 to $9.8 million at June 30, 2016 as management continues to work to resolve nonperforming assets acquired from Peoples.

At June 30, 2016, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has seventeen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.  In March 2016, the Company also acquired property for a proposed branch location near the River Ridge development in Jeffersonville, Indiana.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2016	2015	2016	2015
(Dollars in thousands, except per share data)

Total interest income	$12,635	$9,051	$6,289	$4,555
Total interest expense	956	482	456	239
Net interest income	11,679	8,569	5,833	4,316
Provision for loan losses	225	50	150	50
Net interest income after provision for loan losses	11,454	8,519	5,683	4,266

Total non-interest income	2,983	2,578	1,615	1,214
Total non-interest expense	9,834	7,440	4,844	3,761
Income before income taxes	4,603	3,657	2,454	1,719
Income tax expense	1,231	956	667	487
Net income	$3,372	$2,701	$1,787	$1,232
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$3,365	$2,694	$1,783	$1,228

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.01	$0.98	$0.53	$0.45

Diluted	$1.01	$0.98	$0.53	$0.45

Weighted average common shares outstanding:
Basic	3,339,082	2,740,596	3,339,063	2,740,689

Diluted	3,340,618	2,740,752	3,341,307	2,741,195

OTHER FINANCIAL DATA

Cash dividends per share	$0.42	$0.42	$0.21	$0.21
Return on average assets (annualized)	0.93%	1.14%	0.97%	1.02%
Return on average equity (annualized)	8.84%	9.25%	9.30%	8.37%
Net interest margin	3.52%	4.04%	3.47%	4.01%
Interest rate spread	3.44%	3.98%	3.40%	3.94%
Net overhead expense as a percentage
of average assets (annualized)	2.71%	3.15%	2.63%	3.14%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2016	2015

Cash and cash equivalents	$70,528	$109,174
Interest-bearing time deposits	16,035	16,655
Investment securities	249,607	186,755
Gross loans	365,318	362,581
Allowance for loan losses	3,189	3,415
Earning assets	680,765	661,725
Total assets	739,344	715,827
Deposits	657,457	637,177
Stockholders' equity, net of noncontrolling interest	77,910	74,396
Non-performing assets:
Nonaccrual loans	3,611	4,222
Accruing loans past due 90 days	123	355
Foreclosed real estate	4,252	4,890
Troubled debt restructurings on accrual status	1,804	1,710
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.02%	12.15%
Tier I - risk based	14.61%	15.26%
Total risk-based	15.32%	16.07%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464